Exhibit 99.1

LINCOLN ELECTRIC HOLDINGS, INC.

22801 Saint Clair Avenue ● Cleveland, Ohio 44117 ● U.S.A

NEWS ● RELEASE

LINCOLN ELECTRIC ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

VINCENT K. PETRELLA

Gabriel Bruno to be Chief Financial Officer Effective April 22, 2020

CLEVELAND, Friday, February 21, 2020 – Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) announced today that Vincent K. Petrella, Executive Vice President, Chief Financial Officer and Treasurer, will be succeeded by current Executive Vice President, Finance, Gabriel Bruno, effective April 22, 2020. Petrella will continue to serve as Executive Vice President to assist the Executive Team with the transition of the finance and corporate strategy organization until his retirement later this year.

Petrella joined Lincoln Electric in 1995 and held various finance positions with the company before being appointed Chief Financial Officer and Treasurer in 2004. During his twenty-five year tenure, he has been instrumental in shaping the Company’s global financial and accounting, audit, strategy, investor relations, and mergers and acquisitions functions, as well as driving the organization towards best-in-class financial performance.

“The Board of Directors and our Executive Team thank Vince for his significant contributions to Lincoln Electric and congratulate him on an exceptional career,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “As CFO, his leadership, financial stewardship and strategic acumen contributed to Lincoln Electric’s success through a period of tremendous growth, technological advancement, profit improvement, and value creation for our shareholders,” Mapes continued. “We all wish him a happy retirement and appreciate his support in ensuring a smooth transition.”

“It’s been an honor to serve all of the stakeholders of Lincoln Electric and I am proud of what we have accomplished as a Company,” said Petrella. “With Gabe as my successor, I am confident in the transition and Gabe’s ability to help drive the Company’s continued success.”

“Gabe is an outstanding executive whose leadership across diverse functions provides deep organizational knowledge to help advance our Higher Standard 2025 Strategy and capitalize on the opportunities ahead of us that will generate value for our stakeholders,” stated Mapes.

Bruno joined Lincoln Electric in 1995 and has held numerous leadership positions in finance, information technology and human resources, including Corporate Controller, Chief Information Officer, Chief Human Resources Officer and most recently, Executive Vice President, Finance. Bruno has overseen the global finance function and external financial reporting and has worked extensively with global teams to drive strategic initiatives across various functions and geographies. Prior to Lincoln Electric, Bruno worked in the audit practice of PricewaterhouseCoopers. He received his accounting degree from John Carroll University.

About Lincoln Electric

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Headquartered in Cleveland, Ohio, Lincoln has 59 manufacturing locations in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: (216) 383-2534

Email: Amanda_Butler@lincolnelectric.com